Exhibit 10.1

Separation Agreement
This Separation Agreement is being executed by Jeffrey T. Bowman (hereinafter “Executive”) as a condition of and in consideration of his receipt of certain financial benefits from Crawford & Company, a Georgia corporation (hereinafter the “Company”) pursuant to an employment agreement between Executive and the Company. Executive and the Company may be referred to collectively herein as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Parties entered into an Employment Agreement effective January 1, 2013 (hereinafter the “Employment Agreement”).
WHEREAS, the Parties’ employment relationship was terminated effective August 21, 2015 (“Termination Date”);
WHEREAS, in Paragraph 11.2 of the Employment Agreement, the Company agreed to provide Executive certain benefits if one of several events regarding the Parties’ employment relationship occurred, but only if and when Executive thereafter executed a document including certain provisions including a release of claims and acknowledging and ratifying certain restrictive covenants;
WHEREAS, the Company has agreed to provide Executive certain additional benefits also only if and when Executive thereafter executed such document;
WHEREAS, this Separation Agreement, which has served as an exhibit to the Employment Agreement, is intended to fulfill Executive’s above-referenced obligation and thus entitle him to the above-referenced benefits from the Company;
NOW, THEREFORE, for and in consideration of the consideration provided Executive by the Company in Paragraph 11.2 of the Employment Agreement and in Paragraph 2 herein, the Company and Executive agree to the following terms:
1.    Effective Date. The Effective Date of this Separation Agreement, and thus the Effective Date the Company’s obligations under Paragraph 11.2 of the Employment Agreement and under this Agreement, shall be the date on which Executive has delivered an executed original of this Agreement to the Board of Directors of the Company (hereinafter the “Board”) and Executive’s acceptance of the terms of this Separation Agreement has become irrevocable under Paragraph 14 of this Separation Agreement.

2.    Additional Benefits. In addition to the benefits to be provided Executive in Paragraph 11.2 of the Employment Agreement, including payment of severance equal to two (2) times his Base Salary, payment of prorated bonus (if any), and payment of COBRA premiums for up to eighteen (18) months, the Company hereby agrees to the following:
(a)    Bowman shall be entitled to receive his benefits under the Crawford Savings & Investment Plan and the Crawford & Company Deferred Compensation Plan in accordance with the terms of those plans;
(b)    the Company shall transfer to Bowman his cellular telephone (including current telephone number) and laptop computer, subject to routine review by the Company and the removal by the Company of all Company information from such devices;
(c)    the Company shall not issue any press release or make any public announcement relating to Bowman’s separation of service without his prior approval, which shall not be unreasonably withheld, or except as required by law;
(d)    the Company shall continue to pay Bowman his Base Compensation (as defined in the Employment Agreement), in accordance with the Company’s payroll procedures, through September 30, 2015;

Exhibit 10.1

(e)    the Company shall continue to pay Bowman an automobile allowance of $1,000 per month for the 24-month period beginning on September 1, 2015;

(f)    the Company hereby immediately vests 8,333 unvested shares of Company stock awarded to Bowman under the 2015 Crawford & Company Long Term Incentive Plan award, and Bowman herby consents to such accelerated vesting;

(g)    the Company shall continue to pay the annual premiums on the term life insurance policy currently in effect for the two years following Bowman’s separation from service, not to exceed $10,000 per year, and Bowman shall be responsible for the payment of the premiums following such period; and

(h)    the Company shall purchase from Bowman up to 500,000 shares of Class A Common Stock of the Company at $6.62 per share, being the average closing price since the Company’s most recent earnings announcement on August 3, 2015, pursuant to a separate written agreement to be entered into between Bowman and the Company as soon as administratively practicable.

All payments shall be subject to applicable tax withholding.

3.    Release of Claims.

(a)For purposes of this Paragraph 3, the term “The Released Parties” shall mean the Company together with its current and former officers, directors, members, agents, employees, attorneys, successors, assigns, affiliates, and insurers.

(b)Executive hereby releases The Released Parties from any and all claims, demands, charges, complaints, liabilities, obligations, actions, causes of action, suits, costs, expenses, losses, attorneys’ fees, and damages of any nature whatsoever, known or that Executive should have known, for relief of any nature at law or in equity, which Executive now has, owns or holds, or claims to have, own or hold, or which he at any time heretofore had, owned or held, or claimed to have, own or hold against The Released Parties, including, but in no way limited to: any claim under Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. §1981; The Americans With Disabilities Act (“ADA”); The Family and Medical Leave Act (“FMLA”); The Age Discrimination in Employment Act (“ADEA”); The Employee Retirement Income Security Act (“ERISA”); all “whistleblower claims” or other claims involving the violation of public policy, retaliation, or interference with legal rights; any and all other federal, state, and local employment or discrimination laws; any tort, fraud or constitutional claims; and any alleged breach of contract claims or claims of promissory estoppel. It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that, notwithstanding the foregoing, this Paragraph 3 is not intended to include a release of any claims that cannot be released hereunder by law; and provided further that, this Paragraph 3 is not intended to release the Company from its obligations under the Employment Agreement or this Separation Agreement or to release the Company from liability resulting from any breach of the Employment Agreement or this Separation Agreement by the Company.

4.    No Admission. Executive recognizes and acknowledges that this Agreement does not constitute and shall not be construed as an admission of any acts of misconduct by The Released Parties, and The Released Parties do not admit, and in fact specifically deny, any wrongdoing, liability, or culpability arising out of, related to, or connected with Executive’s employment with the Company.

5.    Non-Disparagement. Except as otherwise required by law, Executive shall not make any statement, written or oral, in any forum or media, public or private, or take any action, that disparages the Company. Without limiting the foregoing, the statements prohibited by this paragraph include negative references to the Company’s products and services, corporate policy, officers, and/or directors.

Exhibit 10.1

6.    Restrictive Covenants from Employment Agreement. The provisions of Paragraph 12 of the Employment Agreement are hereby incorporated by reference in their entirety into this Separation Agreement; provided that, by executing this Separation Agreement, Executive agrees that the post-employment restrictive periods referenced in Paragraphs 12.2 and 12.3 of the Employment Agreement shall be extended by one (1) year such that they shall run for a period of two (2) years following the Termination Date.

7.    Non-Competition. Executive agrees that for a period of two (2) years following the Termination Date, he shall not engage in any activities within the United States of America on behalf of a Competitor. For purposes of this Paragraph 7, (a) the term “Activities” shall mean activities that are the same as, or substantially similar to, those activities performed by Executive on behalf of the Company during the Parties’ employment relationship and (b) the term “Competitor” shall mean a business of any form that is engaged in the Business of Crawford (as that term is defined in Paragraph 12.3 of the Employment Agreement). Executive acknowledges that during his employment with the Company he served as a “key employee” of Employer within the meaning of O.C.G.A. § 13-8-51 and that Executive otherwise had a primary duty of managing and directing the overall business of the Company. Therefore, Executive agrees that the terms, territory, and scope of the restraint contemplated by this Paragraph 7 are reasonable and necessary to protect the Company’s legitimate business interests.

8.    Injunctive Relief. Executive acknowledges that should he violate the provisions of Paragraphs 6 or 7 of this Agreement, it will be difficult to determine the resulting damages to the Company and that monetary damages would not be adequate in any event. In addition to any other remedies it may have, the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.
9.    Cooperation. Executive will, to the extent reasonably requested in writing, cooperate with and provide information to the Company in any pending or future litigation or investigation in which the Company is a party or involved and regarding which Executive, by virtue of his association with the Company, has relevant knowledge or information. Executive will, in any such litigation or investigation, without the necessity of a subpoena, provide, in any jurisdiction in which the Company requests, truthful testimony relevant to said litigation or investigation. Executive will also meet with the Company’s personnel and/or counsel regarding such litigation or investigation to the extent reasonably requested in writing, provided that Executive may participate in such meetings by telephone if meeting in person would interfere with his employment or business obligations. Executive will remain available by telephone, on a reasonable basis that will not unduly interfere with his employment or business obligations, to provide information to the Company regarding matters he worked on, persons he dealt with, and other knowledge he gained in his capacity as the President and CEO of the Company. The Company will reimburse Executive for reasonable expenses he actually incurs in fulfilling his obligations under this Paragraph 8, but he will not be paid an hourly rate or any other fee for the time he spends in meeting those obligations.
10.    Severability. Each provision of this Separation Agreement is intended to be read and interpreted with every reasonable inference given to its enforceability. However, the Parties also intend that if any provision of this Separation Agreement is held to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is also the Parties’ intent that if a court should determine that any restrictive covenant contained in this Separation Agreement is unenforceable because of over-breadth, then the court shall have the Parties’ mutual consent to modify said covenant so as to make it reasonable and enforceable under the circumstances. In that regard, with respect to the territorial provision set forth in Paragraph 6 above, Executive agrees that such restrictions specifically include all states, countries, cities, and political subdivisions of the United States of America and may be modified to include and/or exclude such states, countries, cities or political subdivisions as the court may deem reasonable and necessary to protect the Company’s legitimate business interests.
11.    Other Employment. Executive acknowledges and represents that he has substantial experience and knowledge such that he can readily obtain subsequent employment without violating the terms of this Separation Agreement. Further, notwithstanding his obligations under Paragraphs 5 and 6 of this Separation Agreement, Executive agrees to disclose the terms of Paragraphs 6 and 7 of this Separation Agreement to any person or entity that employs him within two (2) years of the Termination Date. To that end, the Company agrees to furnish Executive another copy of this Separation Agreement upon written request of Executive.

Exhibit 10.1

12.    Entire Agreement. This Separation Agreement constitutes the entire agreement between the Parties regarding the subject matter herein, and it supersedes and replaces any prior agreements between the Parties regarding the subject matter herein. Provided that, nothing in this Separation Agreement is intended to relieve the Parties of their respective obligations under the Employment Agreement.
13.    Governing Law. This Separation Agreement shall in all respects be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia. Employee hereby agrees that the state courts of Georgia and federal courts sitting in Georgia shall have exclusive jurisdiction over any dispute arising under this Agreement. Employee hereby consents to personal jurisdiction in Georgia.
14.    Opportunity To Review. Executive represents and acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Separation Agreement. Executive understands that, along with all other claims, he is waiving all claims for age discrimination under the Age Discrimination in Employment Act (“ADEA”). Executive represents and acknowledges that he has hereby been advised in writing to, and has been afforded the right and opportunity to, consult with an attorney prior to executing this Separation Agreement; that he has forty-five (45) days within which to consider whether he wants to accept the terms of this Separation Agreement; that he has seven (7) days following his execution of this Separation Agreement within which to revoke his acceptance of the terms of this Separation Agreement; and that this Separation Agreement will not become effective until after the revocation period has expired.
AGREED TO BY:
/s/Jeffrey T. Bowman                        8/24/15
Jeffrey T. Bowman                        Date
/s/Charles H. Ogburn                        8/24/15
Charles H. Ogburn                        Date